PROMISSORY NOTE

7,000,000.00	Salt Lake City, Utah September 30, 2022

FOR VALUE RECEIVED, SKY QUARRY INC., a Delaware corporation, whose mailing address is 222 S. Main Street, Fifth Floor, Salt Lake City, Utah (the “Borrower”), promises to pay to REFINERY TECHNOLOGIES, INC., a Utah corporation, whose mailing address is 1572 West 2600 South, Woods Cross, Utah, its successors and assigns (“Lender”), or order, the original principal sum of Seven Million and no/100 Dollars ($7,000,000.00), together with interest thereon from the date hereof calculated at the Interest Rate set forth below, in accordance with the terms set forth below.

1.Definitions. The following definitions are applicable to the words, phrases or terms used in this Note (capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement):

(a)The term “Interest Rate” shall mean: an annual percentage rate equal to four percent (4.0%)

(b)The term “Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement dated of even date herewith by and between Borrower and Lender.

(c)The term “Note” shall mean this Promissory Note.

2.Repayment Terms.  Borrower promises to pay all sums advanced to or for the benefit of Borrower under this Note as follows:

(a)The Installment Payment: On the date which is fifteen (15) days after the date of this Note, an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000), in addition to all accrued but unpaid interest.

(b)The Inventory Payment: On the date which is thirty (30) days after the date of this Note, an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000), subject to adjustment as provided for in Section 1.03 of the Stock Purchase Agreement, in addition to all accrued but unpaid interest.

(c)The balance of unpaid principal of this Note with all accrued but unpaid interest and all other fees, costs, and expenses shall be due and payable on the date of the Inventory Payment.

(d)If the Inventory Payment is received by Lender after the end of the date described in Section 2(b) of this Note, then the Borrower shall also pay a fee equivalent to 1% of the unpaid principal of the Inventory Payment. There are no other late payment fees.

3.Place for Payment.  Unless otherwise designated in writing mailed or delivered to Borrower, the place for payment of the indebtedness evidenced by this Note shall be as follows:

Refinery Technologies, Inc.

1582 West 2600 South

Woods Cross, Utah 84087

4.Application of Payments.  Payments received on this Note shall be applied first to costs, late fees, fees or charges incurred by Lender, then to accrued interest, then to reimburse Lender for any advances made to preserve or protect any property given as security for this Note or to protect or maintain the priority of Lender’s lien on or security interest therein, and the balance shall be applied to principal. If any sum owed by Borrower to Lender is unsecured, the unsecured portion of the indebtedness shall be completely paid prior to the payment of the secured portion of such indebtedness, and all payments made on account of the indebtedness shall be considered to have been paid on and applied first to the complete payment of the unsecured portion of the indebtedness.

5.Prepayment.  This Note may be prepaid in full at any time, subject, however, to the adjustments to the Inventory Payment described in Section 1.03 of the Stock Purchase Agreement.

6.Waivers.  Borrower (i) waives presentment, protest and demand, (ii) waives notice of protest, demand, dishonor and nonpayment of this Note, and (iii) expressly agrees that this Note may be renewed in whole or in part, or any nonpayment hereunder may be extended, or a new note of different form may be substituted for this Note, or the rate of interest may be changed, or changes may be made in consideration of the extension of the maturity date hereof, or any combination thereof, from time to time, but, in any singular event or any combination of such events, Borrower will not be released from liability by reason of the occurrence of any such event, nor shall Lender hereof be deemed by the occurrence of any such event to have waived or surrendered, either in whole or in part, any right it otherwise might have.

7.Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note.

8.Amendment and Modification; Waiver. This Note may only be amended, modified, or supplemented by an agreement in writing signed by Borrower and Lender. No waiver of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Note shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

9.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(1)All matters arising out of or relating to this Note shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Note, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Utah in each case located in Salt Lake County, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(2) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS NOTE, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.Counterparts. This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Note delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Note.

[Remainder of Page Intentionally Blank; Signature/Notary Page Follows]

EXECUTED AND EFFECTIVE as of day and year first above written.

BORROWER:

SKY QUARRY, INC., a Delaware corporation

By:	/s/David Sealock
David Sealock, its Chief Executive Officer

[Signature Page to Promissory Note between Sky Quarry and RTI]